UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               Date of report (Date of earliest event reported):
                     February 27, 2006 (February 23, 2006)


                          Hughes Communications, Inc.
             (Exact name of registrant as specified in its charter)


       Delaware                        000-51784                 13-3871202
(State or Other Jurisdiction   (Commission File Number)    (IRS Employer
     of Incorporation)                                   Identification Number)

               11717 Exploration Lane, Germantown, Maryland 20876
          (Address of principal executive offices, including zip code)

                                 (301) 428-5500
              (Registrant's telephone number, including area code)

                                      N/A
         (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement
--------------------

         On February 23, 2006, Hughes Communications, Inc. (the "Company") and Hughes Network Systems, LLC ("HNS") entered into an Employment Agreement (the "Employment Agreement") with Grant A. Barber (the "Executive"), pursuant to which the Executive will be employed as Executive Vice President and Chief Financial Officer of the Company.

         The Employment Agreement provides for a two year term commencing on January 24, 2006 and is subject to automatic one-year renewals if not terminated prior to the second anniversary of the Executive's employment with the Company. The Employment Agreement provides for the Executive to be paid a minimum base salary of $350,000 and a discretionary cash bonus in the target amount of 50% of such base salary subject to the achievement of objective performance criteria established by the Compensation Committee of the Company's board of directors. In addition, the Employment Agreement provides the Executive with a one-time $100,000 bonus on the date six months after the commencement of the Executive's employment, subject to the Executive's continued employment on that date. The Employment Agreement provided that 250 of the Executive's 500 Class B membership interests are subject to time vesting, with 25 such Class B membership interests vesting on the seventh month following the commencement of the term of the Employment Agreement and the remaining 225 of the time vesting Class B membership interests vesting in 54 equal monthly installments commencing on the eighth month following the commencement of the term of the Employment Agreement, subject to the Executive's continued employment with the Company. The remaining 250 Class B membership interests are subject to performance vesting with 125 Class B membership interests vesting, if following the earlier of the fifth anniversary of the commencement of the term of the Employment Agreement or a change of control of HNS, the Company has received a cumulative total return of at least
3.0 times on its investment in HNS, and all 250 Class B membership interests will vest, if following the earlier of the fifth anniversary of the commencement of the term of the Employment Agreement or a change of control of HNS, the Company has received a cumulative total return of at least 5.0 times on its investment in HNS.

         The Employment Agreement sets forth a definition of "cause" for which the Executive's employment may be terminated by the Company and in which case, the Executive will receive only earned and unpaid base salary, bonus and accrued vacation through the date of termination. At such time, HNS may repurchase any vested Class B Membership interests for the lesser of the fair market value of such interests, subject to adjustment, or the original purchase price of such interests. The Employment Agreement provides that, in the event of the Company's material breach or termination of the Executive's employment without "cause," the Executive will be entitled to (a) all earned and unpaid base salary, bonus and accrued vacation, (b) one year of base salary plus the target bonus that would have been payable for the calendar year in which such termination occurs, (c) vesting of six (6) months of time vesting Class B membership interests, (d) vesting of the performance based Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met, (e) continuation of health and medical plans for twelve (12) months following the termination, and (f) reasonable outplacement benefits.

         The Employment Agreement provides that if the Executive should become permanently disabled and be terminated by the Company, or die during the term of the Employment Agreement, the Company would pay the Executive, or the Executive's estate, the Executive's earned and unpaid base salary, accrued target bonus and accrued vacation through the date of such event. Any time vesting Class B membership interests that have not vested as of the date of such an event would vest. Performance vesting Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

         The Employment Agreement restricts the Executive from competing with the Company by providing services to, serving in any capacity for or owning certain interests in the Company's competitors while the Executive is employed by the Company and for a period of one year following the termination of such employment.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

         The exhibits to this Current Report on Form 8-K are listed on the
Exhibit Index on page 4 hereof, which is incorporated by reference in this Item 9.01(d).

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


Date: February 27, 2006                   By:  /s/ DEAN A. MANSON
                                               ------------------------------
                                               Name:    Dean A. Manson
                                               Title:   Vice President, General
                                                        Counsel and Secretary

                                 EXHIBIT INDEX

Number         Description
------         -----------
10.1           Employment Agreement, dated February 23, 2006, between Hughes
               Communications, Inc., Hughes Network Systems, LLC and
               Grant A. Barber, Executive Vice President and Chief Financial
               Officer.